Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Third Quarter Financial Results

McKINNEY, Texas, October 28, 2014 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $8.9 million, or $0.54 per diluted share, for the quarter ended September 30, 2014 compared to $5.1 million, or $0.32 per diluted share, for the quarter ended June 30, 2014 and $4.0 million, or $0.33 per diluted share, for the quarter ended September 30, 2013.

Highlights

•
Core earnings were $9.5 million, or $0.58 per diluted share, for the quarter ended September 30, 2014 compared to $9.0 million, or $0.57 per diluted share, for the quarter ended June 30, 2014 and to $4.6 million, or $0.38 per diluted share, for the quarter ended September 30, 2013.

•	Loans held for investment grew organically at an annual rate of 6.5% in the third quarter and 24.2% for the first nine months of 2014.

•
Continued strong asset quality, as reflected by a nonperforming assets to total assets ratio of 0.33% and a nonperforming loans to total loans ratio of 0.29% at September 30, 2014. Net charge offs were 0.05% annualized for the third quarter.

•	Core efficiency ratio continued to improve to 56.87% for the quarter ended September 30, 2014.

•	Completed $65 million subordinated debt offering.

Independent Bank Group President and COO Torry Berntsen said, “We continued to execute our strategies during the quarter, raising capital to support growth through the completion of the subordinated debt offering in July and closing the Houston City Bancshares acquisition earlier than expected on October 1, 2014. While the third quarter has historically been a slower period, unusually high levels of loan payoffs combined with continued competitive pressure in our markets also contributed to the reduced loan growth for the quarter. Despite the competitive environment, we remain disciplined in our approach to credit underwriting and pricing which we believe will serve us well in the future. Finally, as a result of the operational conversion of Bank of Houston in August and the completion of the Houston City Bancshares acquisition, we are positioned to recognize the cost savings from these transactions.”

Net Interest Income

•
Net interest income was $32.4 million for third quarter 2014 compared to $31.4 million for second quarter 2014 and $18.9 million for third quarter 2013. The increase in net interest income from the linked quarter was primarily due to increased average loan balances. The increase from the previous year is due to organic loan growth as well as the Collin Bank, Live Oak Financial Corp. and BOH Holdings acquisitions. The increase in interest income was partially offset by interest expense on the $65 million in subordinated debt that was issued in July 2014.

•
Net interest margin was 4.04% for third quarter 2014 compared to 4.26% for second quarter 2014 and 4.20% for third quarter 2013. The decreases from the linked quarter and the prior year are due to interest expense on the subordinated debt issuance (9bp) and a decrease in loan yields of 23 basis points from the linked quarter and 55 basis points from the prior year.

•
The yield on interest-earning assets was 4.60% for third quarter 2014 compared to 4.76% for second quarter 2014 and 4.85% for third quarter 2013. The decreases from the linked quarter and the prior year are primarily a result of competitive pricing on loans in our markets.

•
The cost of interest bearing liabilities, including borrowings, was 0.73% for third quarter 2014 compared to 0.64% for second quarter 2014 and 0.80% for third quarter 2013. The increase from the linked quarter is due to the interest expense associated with the $65 million in subordinated debt. The decrease from prior year is due to a decrease in the cost of deposits and FHLB advances and the repayment of notes payable and subordinated debt during 2013.

•
The average balance of total interest-earning assets grew by $231.1 million, or 7.8%, from the second quarter 2014 and totaled $3.187 billion compared to $2.956 billion at June 30, 2014 and compared to $1.788 billion at September 30, 2013. This increase from second quarter is due to organic loan growth and from the issuance of subordinated debt. The increase from September 2013 is due to the Collin Bank, Live Oak Financial Corp. and BOH Holdings acquisitions as well as organic growth during that period.

Noninterest Income

•
Total noninterest income increased $1.1 million compared to second quarter 2014 and increased $1.8 million compared to third quarter 2013. The increase is primarily due to the sale of a $12.0 million SBA loan portfolio in August of 2014, resulting in a gain of $1.078 million which attributed to most of the increase from the linked quarter and the prior year.

•	The increase in noninterest income compared to second quarter 2014 is also the result of a $88 thousand increase in service charges and $113 thousand increase in mortgage fee income.

•
The increase in noninterest income compared to third quarter 2013 also reflects an increase of $293 thousand in deposit service fees, a $201 thousand increase in earnings on cash surrender value of BOLI, a $71 thousand increase in other noninterest income and a $123 thousand increase in mortgage fee income.

Noninterest Expense

•	Total noninterest expense decreased $3.2 million compared to second quarter 2014 and increased $7.5 million compared to third quarter 2013.

•
The decrease in noninterest expense compared to second quarter 2014 is due primarily to a decrease of $3.6 million in salaries and benefits. During second quarter 2014, the Company recognized $4.0 million in non-recurring compensation and bonus expense related to the BOH Holdings and Live Oak acquisitions as well as $1.5 million of other merger related costs compared to a total of $1.4 million of merger expenses (including compensation) in the third quarter 2014. The decrease in noninterest expense compared to the linked quarter is offset by increases of $208 thousand in occupancy expense, $232 thousand in professional fees and $62 thousand in core deposit amortization expense. The increase in professional fees is due to legal costs for the shelf registration statement and the registration of the 401(k) plan and restricted stock.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation, occupancy, acquisition-related and other general noninterest expenses resulting from completed acquisitions since that period. These increases were offset by a decrease in IBG Adriatica expenses.

Provision for Loan Losses

•
Provision for loan loss expense was $976 thousand for the third quarter, a decrease of $403 thousand compared to $1.379 million for second quarter 2014 and an increase of $146 thousand compared to $830 thousand during third quarter 2013. The changes in provision expense are directly related to organic loan growth in the respective quarter and our continued strong credit quality.

•
The allowance for loan losses was $16.8 million, or 200.83% and 0.58% of nonperforming loans and total loans, respectively, at September 30, 2014, compared to $16.2 million, or 177.86% and 0.57% of nonperforming loans and total loans, respectively, at June 30, 2014, and compared to $13.1 million, or 197.28% and 0.85% of nonperforming loans and total loans, respectively, at September 30, 2013. The decreases from prior year are due to the acquisition of loans in the Collin Bank, Live Oak Financial Corp. and BOH Holdings transactions being recorded at fair value.

•
As noted, loans acquired in the Collin Bank, Live Oak Financial Corp. and BOH Holdings transactions do not have an allocated allowance for loan losses as of September 30, 2014. Rather, those assets were recorded at an estimated fair market value to reflect the probability of losses on those loans as of the acquisition date.

Income Taxes

•
Federal income tax expense of $4.5 million was recorded for the quarter ended September 30, 2014, an effective rate of 33.6% compared to tax expense of $2.7 million and an effective rate of 34.4% for the quarter ended June 30, 2014 and tax expense of $1.9 million and an effective rate of 32.7% for the quarter ended September 30, 2013. The increase in the effective tax rate in the second and third quarters 2014 was primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

Third Quarter 2014 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $2.891 billion at September 30, 2014 compared to $2.845 billion at June 30, 2014 and compared to $1.556 billion at September 30, 2013. This represented a 1.6% increase from the previous quarter and a 85.8% increase over the same quarter in 2013. Organic growth for the nine months ended September 30, 2014 totaled $312 million, or 24.2% on an annualized basis. In addition to our historically moderated growth for the quarter, other factors impacted loan growth for the period, including increased payoffs (approximately $141 million during the third quarter compared to $92 million in the second quarter), the sale of a $12.0 million SBA loan portfolio, and our continued disciplined approach to credit pricing and underwriting in this highly competitive environment. The Company acquired approximately $71 million in loans during the first quarter and $785 million in loans during the second quarter related to the Live Oak and BOH Holdings acquisitions, respectively.

•	Since December 31, 2013 loan growth has been centered in commercial real estate loans ($493 million), C&I loans ($346 million) and in commercial and single family construction loans ($193 million).

•
Continued focus on commercial lending and the BOH acquisition increased the C&I portfolio from $241.2 million (14.0% of total loans) at December 31, 2013 to $587.5 million (20.3% of total loans) at September 30, 2014.

Asset Quality

•
Total nonperforming assets decreased to $12.5 million, or 0.33% of total assets at September 30, 2014 from $12.9 million, or 0.35% of total assets at June 30, 2014 and decreased significantly from $24.7 million, or 1.26% of total assets at September 30, 2013. The significant decrease from the same quarter prior year is due to the sale of the remaining Adriatica real estate and other real estate sales in the fourth quarter 2013.

•
Total nonperforming loans also decreased to $8.4 million, or 0.29% of total loans at September 30, 2014 compared to $9.1 million, or 0.32% of total loans at June 30, 2014. Total nonperforming loans increased (on a dollar volume basis) compared to $6.7 million, or 0.43% of total loans at September 30, 2013. The increase in nonperforming loan balances was primarily due to the BOH Holdings acquisition.

Deposits and Borrowings

•	Total deposits were $2.814 billion at September 30, 2014 compared to $2.853 billion at June 30, 2014 and compared to $1.541 billion at September 30, 2013.

•	The average cost of interest bearing deposits was stable at 0.49% for both third and second quarters 2014 and decreased by five basis points compared to 0.54% during the third quarter 2013.

•
Total borrowings (other than junior subordinated debentures) were $402.4 million at September 30, 2014, an increase of $121.3 million from June 30, 2014 and an increase of $233.2 million from September 30, 2013. The increase from prior quarter and the same quarter last year reflects the assumption of FHLB advances totaling approximately $95.0 million in the BOH Holdings transaction as well as the issuance of $65 million in subordinated debt in July 2014.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.32% and 8.50%, respectively, at September 30, 2014 compared to 7.25% and 9.07%, respectively, at June 30, 2014 and 9.73% and 10.74%, respectively, at September 30, 2013. The total stockholders’ equity to total assets ratio was 13.35%, 13.44% and 11.18% at September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

•
Total capital to risk weighted assets increased from 11.00% at June 30, 2014 to 13.36% at September 30, 2014 due to the issuance of $65 million in subordinated debt that qualified as Tier 2 capital. The total capital to risk weighted assets ratio decreased compared to 15.05% at September 30, 2013 due to organic growth and growth through the three acquisitions completed since that date.

•
Book value and tangible book value per common share were $29.10 and $15.78, respectively, at September 30, 2014 compared to $28.54 and $15.22, respectively, at June 30, 2014 and $18.09 and $15.49, respectively, at September 30, 2013.

•
Return on tangible equity (on an annualized basis) increased to 14.32% for the third quarter 2014 from 8.27% and 8.49% for the second quarter 2014 and third quarter 2013, respectively. The increase compared to the linked quarter is primarily due to the lack of nonrecurring compensation expense incurred in the second quarter of 2014 related to the BOH Holdings acquisition.

•
Return on average assets and return on average equity (on an annualized basis) were 0.95% and 7.60%, respectively, for third quarter 2014 compared to 0.60% and 4.64%, respectively, for second quarter 2014 and 0.81% and 7.30%, respectively, for third quarter 2013.

Other Matters

On July 22, 2014, the Company completed its $65 million subordinated debt offering at a rate of 5.875%. Due to demand, the offering was upsized from the initial amount of $60 million. The Company used a portion of the proceeds to complete the Houston City Bancshares transaction and will use the remaining amount as capital to support continued growth.

On October 1, 2014, the Company closed the previously announced acquisition of Houston City Bancshares and its subsidiary, Houston Community Bank, with assets, deposits and equity capital totaling approximately $320 million, $291 million and $28.3 million, respectively as of June 30, 2014.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 41 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held today, Tuesday, October 28, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 15444444. A recording of the conference call will be available from October 28, 2014 through November 3rd, 2014 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the three months ended September 30, 2014 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Annual Report on Form 10-K filed on March 27, 2014, the Company's Form 10-Q for the second quarter 2014 filed on August 11, 2014, the Company's Prospectus filed pursuant to Rule 424 on July 18, 2014 and the Company's Amendment No. 1 to Form S-4 Registration Statement filed on August 5, 2014 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013 and September 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Selected Income Statement Data
Interest income	$36,940	$35,078	$25,162	$22,847	$21,841
Interest expense	4,509	3,674	3,027	2,894	2,926
Net interest income	32,431	31,404	22,135	19,953	18,915
Provision for loan losses	976	1,379	1,253	883	830
Net interest income after provision for loan losses	31,455	30,025	20,882	19,070	18,085
Noninterest income	4,210	3,119	2,334	3,412	2,451
Noninterest expense	22,162	25,343	16,076	15,714	14,650
Net income	8,960	5,119	4,801	4,279	3,959
Preferred stock dividends	60	49	—	—	—
Net income available to common shareholders	8,900	5,070	4,801	4,279	3,959
Core net interest income (1)	32,259	30,967	21,772	19,886	18,728
Core Pre-Tax Pre-Provision Earnings (1)	15,266	14,683	8,652	8,141	7,618
Core Earnings (1)	9,546	9,020	4,972	4,870	4,568

Per Share Data (Common Stock)
Earnings:
Basic	$0.54	$0.32	$0.38	$0.35	$0.33
Diluted	0.54	0.32	0.38	0.35	0.33
Core earnings:
Basic (1)	0.58	0.57	0.40	0.40	0.38
Diluted (1)	0.58	0.57	0.39	0.40	0.38
Dividends	0.06	0.06	0.06	0.06	0.06
Book value	29.10	28.54	20.05	18.96	18.09
Tangible book value (1)	15.78	15.22	16.37	15.89	15.49
Common shares outstanding	16,370,313	16,370,707	12,592,935	12,330,158	12,076,927
Weighted average basic shares outstanding (4)	16,370,506	15,788,927	12,583,874	12,164,948	12,075,786
Weighted average diluted shares outstanding (4)	16,469,231	15,890,310	12,685,517	12,252,862	12,150,015

Selected Period End Balance Sheet Data
Total assets	$3,746,682	$3,654,311	$2,353,675	$2,163,984	$1,954,754
Cash and cash equivalents	249,769	192,528	97,715	93,054	120,281
Securities available for sale	235,844	249,856	204,539	194,038	130,987
Loans, held for sale	1,811	5,500	2,191	3,383	4,254
Loans, held for investment	2,890,924	2,844,543	1,893,082	1,723,160	1,555,598
Allowance for loan losses	16,840	16,219	14,841	13,960	13,145
Goodwill and core deposit intangible	218,025	217,954	46,388	37,852	31,466
Other real estate owned	4,084	3,788	2,909	3,322	8,376
Adriatica real estate owned	—	—	—	—	9,678
Noninterest-bearing deposits	715,843	711,475	352,735	302,756	281,452
Interest-bearing deposits	2,097,817	2,141,943	1,537,942	1,407,563	1,259,296
Borrowings (other than junior subordinated debentures)	402,389	281,105	186,727	195,214	169,237
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	—	—	—
Total stockholders' equity	500,311	491,091	252,508	233,772	218,511

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013 and September 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Selected Performance Metrics
Return on average assets	0.95%	0.60%	0.84%	0.83%	0.81%
Return on average equity (2)	7.60	4.68	7.90	7.61	7.30
Return on tangible equity (2)	14.32	8.27	9.84	9.00	8.49
Adjusted return on average assets (1)	1.65	1.73	1.51	1.58	1.56
Adjusted return on average equity (1) (2)	13.18	13.42	14.24	14.48	14.05
Adjusted return on tangible equity (1) (2)	15.36	14.72	10.19	10.24	9.79
Net interest margin	4.04	4.26	4.17	4.23	4.20
Adjusted net interest margin (3)	4.02	4.20	4.10	4.21	4.16
Efficiency ratio	60.48	73.41	65.70	67.25	68.57
Core efficiency ratio (1)	56.87	56.92	64.05	62.97	64.02

Credit Quality Ratios
Nonperforming assets to total assets	0.33%	0.35%	0.51%	0.47%	1.26%
Nonperforming loans to total loans	0.29	0.32	0.48	0.39	0.43
Nonperforming assets to total loans and other real estate	0.43	0.45	0.63	0.72	1.58
Allowance for loan losses to non-performing loans	200.83	177.86	162.96	152.39	197.28
Allowance for loan losses to total loans	0.58	0.57	0.78	0.81	0.85
Net charge-offs to average loans outstanding (annualized)	0.05	—	0.08	0.02	0.12

Capital Ratios
Tier 1 capital to average assets	8.50%	9.07%	9.77%	10.71%	10.74%
Tier 1 capital to risk-weighted assets (1)	10.34	10.21	11.96	12.64	13.72
Total capital to risk-weighted assets	13.36	11.00	13.08	13.83	15.05
Total stockholders' equity to total assets	13.35	13.44	10.73	10.80	11.18
Tangible common equity to tangible assets (1)	7.32	7.25	8.93	9.21	9.73

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $172, $437, $363, $67 and $187, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$35,633	$21,140	$93,637	$62,347
Interest on taxable securities	711	358	2,187	999
Interest on nontaxable securities	404	258	1,028	765
Interest on federal funds sold and other	192	85	328	256
Total interest income	36,940	21,841	97,180	64,367
Interest expense:
Interest on deposits	2,530	1,717	6,874	5,178
Interest on FHLB advances	975	819	2,792	2,475
Interest on repurchase agreements, notes payable and other borrowings	871	253	1,142	1,326
Interest on junior subordinated debentures	133	137	402	408
Total interest expense	4,509	2,926	11,210	9,387
Net interest income	32,431	18,915	85,970	54,980
Provision for loan losses	976	830	3,608	2,939
Net interest income after provision for loan losses	31,455	18,085	82,362	52,041
Noninterest income:
Service charges on deposit accounts	1,541	1,248	4,205	3,597
Mortgage fee income	1,080	957	2,777	3,120
Gain on sale of loans	1,078	—	1,078	—
Gain on sale of other real estate	20	—	59	173
(Loss) gain on sale of premises and equipment	(22)	5	(22)	4
Increase in cash surrender value of BOLI	281	80	690	240
Other	232	161	876	475
Total noninterest income	4,210	2,451	9,663	7,609
Noninterest expense:
Salaries and employee benefits	12,551	7,976	37,797	23,688
Occupancy	3,435	2,117	9,200	6,562
Data processing	472	357	1,420	969
FDIC assessment	426	253	1,246	241
Advertising and public relations	204	216	618	620
Communications	498	412	1,220	1,090
Net other real estate owned expenses (including taxes)	122	111	258	368
Operations of IBG Adriatica, net	—	228	23	600
Other real estate impairment	22	12	22	475
Core deposit intangible amortization	361	175	859	527
Professional fees	828	353	1,792	918
Acquisition expense, including legal	629	474	2,628	602
Other	2,614	1,966	6,498	5,297
Total noninterest expense	22,162	14,650	63,581	41,957
Income before taxes	13,503	5,886	28,444	17,693
Income tax expense	4,543	1,927	9,564	2,172
Net income	$8,960	$3,959	$18,880	$15,521
Pro Forma:
Income tax expense (1)	n/a	n/a	n/a	5,798
Net income	n/a	n/a	n/a	$11,895

(1) Pro forma information calculated and presented as if the Company had been a C Corporation during the 2013 YTD period.

Consolidated Balance Sheets
As of September 30, 2014 and December 31, 2013
(Dollars in thousands, except share information)
(Unaudited)

	September 30,	December 31,
Assets	2014	2013
Cash and due from banks	$121,983	$27,408
Federal Reserve Excess Balance Account (EBA)	127,786	65,646
Cash and cash equivalents	249,769	93,054
Securities available for sale	235,844	194,038
Loans held for sale	1,811	3,383
Loans, net of allowance for loan losses	2,874,084	1,709,200
Premises and equipment, net	81,791	72,735
Other real estate owned	4,084	3,322
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	15,715	9,494
Bank-owned life insurance (BOLI)	39,503	21,272
Deferred tax asset	2,983	4,834
Goodwill	207,607	34,704
Core deposit intangible, net	10,418	3,148
Other assets	23,073	14,800
Total assets	$3,746,682	$2,163,984

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	715,843	302,756
Interest-bearing	2,097,817	1,407,563
Total deposits	2,813,660	1,710,319
FHLB advances	324,424	187,484
Repurchase agreements	5,235	—
Other borrowings	69,410	4,460
Other borrowings, related parties	3,320	3,270
Junior subordinated debentures	18,147	18,147
Other liabilities	12,175	6,532
Total liabilities	3,246,371	1,930,212
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	—
Common stock	164	123
Additional paid-in capital	445,379	222,116
Retained earnings	28,714	12,663
Accumulated other comprehensive income	2,116	(1,130)
Total stockholders’ equity	500,311	233,772
Total liabilities and stockholders’ equity	$3,746,682	$2,163,984

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended September 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended September 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$2,878,566	$35,633	4.91%	$1,535,460	$21,140	5.46%
Taxable securities	170,804	711	1.65	91,075	358	1.56
Nontaxable securities	69,784	404	2.30	29,926	258	3.42
Federal funds sold and other	67,908	192	1.12	131,422	85	0.26
Total interest-earning assets	3,187,062	$36,940	4.60	1,787,883	$21,841	4.85
Noninterest-earning assets	534,261			154,981
Total assets	$3,721,323			$1,942,864
Interest-bearing liabilities:
Checking accounts	$1,126,424	$1,288	0.45%	$754,835	$952	0.50%
Savings accounts	125,027	92	0.29	113,321	94	0.33
Money market accounts	111,675	94	0.33	56,161	39	0.28
Certificates of deposit	696,272	1,056	0.60	332,405	632	0.75
Total deposits	2,059,398	2,530	0.49	1,256,722	1,717	0.54
FHLB advances	303,458	975	1.27	162,009	819	2.01
Repurchase agreements, notes payable and other borrowings	56,413	871	6.13	13,819	253	7.26
Junior subordinated debentures	18,147	133	2.91	18,147	137	3.00
Total interest-bearing liabilities	2,437,416	4,509	0.73	1,450,697	2,926	0.80
Noninterest-bearing checking accounts	785,054			266,334
Noninterest-bearing liabilities	10,647			10,652
Stockholders’ equity	488,206			215,181
Total liabilities and equity	$3,721,323			$1,942,864
Net interest income		$32,431			$18,915
Interest rate spread			3.87%			4.05%
Net interest margin			4.04			4.20
Average interest earning assets to interest bearing liabilities			130.76			123.24

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine months ended September 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Nine Months Ended September 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$2,454,773	$93,637	5.10%	$1,467,960	$62,347	5.68%
Taxable securities	177,144	2,187	1.65	84,975	999	1.57
Nontaxable securities	54,414	1,028	2.53	31,464	765	3.25
Federal funds sold and other	77,940	328	0.56	113,906	256	0.30
Total interest-earning assets	2,764,271	$97,180	4.70	1,698,305	$64,367	5.07
Noninterest-earning assets	323,291			154,770
Total assets	$3,087,562			$1,853,075
Interest-bearing liabilities:
Checking accounts	$1,012,012	$3,522	0.47%	$723,561	$2,861	0.53%
Savings accounts	123,862	273	0.29	113,424	279	0.33
Money market accounts	101,243	232	0.31	50,125	103	0.27
Certificates of deposit	626,008	2,847	0.61	319,001	1,935	0.81
Total deposits	1,863,125	6,874	0.49	1,206,111	5,178	0.57
FHLB advances	243,232	2,792	1.53	163,702	2,475	2.02
Repurchase agreements, notes payable and other borrowings	26,946	1,142	5.67	20,826	1,326	8.51
Junior subordinated debentures	18,147	402	2.96	18,147	408	3.01
Total interest-bearing liabilities	2,151,450	11,210	0.70	1,408,786	9,387	0.89
Noninterest-bearing checking accounts	528,481			247,330
Noninterest-bearing liabilities	8,968			5,634
Stockholders’ equity	398,663			191,325
Total liabilities and equity	$3,087,562			$1,853,075
Net interest income		$85,970			$54,980
Interest rate spread			4.00%			4.18%
Net interest margin			4.16			4.33
Average interest earning assets to interest bearing liabilities			128.48			120.55

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2014 and December 31, 2013
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	September 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial	$587,488	20.3%	$241,178	14.0%
Real estate:
Commercial real estate	1,336,416	46.2	843,436	48.9
Commercial construction, land and land development	290,086	10.0	130,320	7.5
Residential real estate (1)	481,525	16.7	342,037	19.8
Single-family interim construction	116,785	4.0	83,144	4.8
Agricultural	43,575	1.5	40,558	2.3
Consumer	36,967	1.3	45,762	2.7
Other	161	—	108	—
Total loans	2,893,003	100.0%	1,726,543	100.0%
Deferred loan fees	(268)		—
Allowance for losses	(16,840)		(13,960)
Total loans, net	$2,875,895		$1,712,583
(1) Includes loans held for sale at September 30, 2014 and December 31, 2013 of $1,811 and $3,383, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013 and September 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Net Interest Income - Reported	(a)	$32,431	$31,404	$22,135	$19,953	$18,915
Income recognized on acquired loans		(172)	(437)	(363)	(67)	(187)
Adjusted Net Interest Income	(b)	32,259	30,967	21,772	19,886	18,728
Provision Expense - Reported	(c)	976	1,379	1,253	883	830
Noninterest Income - Reported	(d)	4,210	3,119	2,334	3,412	2,451
Gain on sale of loans		(1,078)	—	—	—	—
Gain on Sale of OREO		(20)	—	(39)	(1,334)	—
Loss on Sale of PP&E		22	—	—	22	(5)
Adjusted Noninterest Income	(e)	3,134	3,119	2,295	2,100	2,446
Noninterest Expense - Reported	(f)	22,162	25,343	16,076	15,714	14,650
Adriatica Expenses		—	—	(23)	(206)	(228)
OREO Impairment		(22)	—	—	(74)	(12)
IPO related stock grant and bonus expense		(156)	(156)	(162)	(235)	(380)
Registration statements		(456)	—	—	—	—
Core system conversion implementation expenses		—	(265)	—	—	—
Acquisition Expense (4)		(1,401)	(5,519)	(476)	(1,354)	(474)
Adjusted Noninterest Expense	(g)	20,127	19,403	15,415	13,845	13,556
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$14,479	$9,180	$8,393	$7,651	$6,716
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$15,266	$14,683	$8,652	$8,141	$7,618
Core Earnings (2)	(b) - (c) + (e) - (g)	$9,546	$9,020	$4,972	$4,870	$4,568
Reported Efficiency Ratio	(f) / (a + d)	60.48%	73.41%	65.70%	67.25%	68.57%
Core Efficiency Ratio	(g) / (b + e)	56.87%	56.92%	64.05%	62.97%	64.02%
Adjusted Return on Average Assets (1)		1.65%	1.73%	1.51%	1.58%	1.56%
Adjusted Return on Average Equity (1)		13.18%	13.42%	14.24%	14.48%	14.05%
Total Average Assets		$3,721,323	$3,403,619	$2,330,932	$2,042,955	$1,942,864
Total Average Stockholders' Equity (3)		$464,528	$438,713	$246,407	$223,113	$215,181
(1) Calculated using core pre-tax pre-provision earnings
(2)  Assumes actual effective tax rate of 33.2%, 32.2%, 32.8%, 32.9% and 32.7%, respectively. September 30, 2014, June 30, 2014 and December 31, 2013 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Acquisition expenses include $772 thousand and $3.996 million of compensation and bonus expenses in addition to $629 thousand and $1.523 million of merger-related expenses for the quarters ended September 30, 2014 and June 30, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2014 and December 31, 2013
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	September 30,	December 31,
	2014	2013
Tangible Common Equity
Total common stockholders' equity	$476,373	$233,772
Adjustments:
Goodwill	(207,607)	(34,704)
Core deposit intangibles	(10,418)	(3,148)
Tangible common equity	$258,348	$195,920
Common shares outstanding	16,370,313	12,330,158

Book value per common share	$29.10	$18.96
Tangible book value per common share	15.78	15.89

Tier 1 Capital to Risk-Weighted Assets Ratio
	September 30,	December 31,
	2014	2013
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$476,373	$233,772
Adjustments:
Unrealized (gain) loss on available-for-sale securities	(2,116)	1,130
Goodwill	(207,607)	(34,704)
Other intangibles	(10,418)	(3,148)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	17,600
Tier 1 common equity	$273,832	$214,650
Total Risk-Weighted Assets
On balance sheet	$2,774,425	$1,637,117
Off balance sheet	105,030	60,397
Total risk-weighted assets	$2,879,455	$1,697,514
Total stockholders' equity to risk-weighted assets ratio	16.54%	13.77%
Tier 1 common equity to risk-weighted assets ratio	9.51	12.64